Exhibit 10.5

BUSINESS CONSULTING AGREEMENT

This Business Consulting Agreement (the “Agreement”) is made and effective January 1, 2026 (the “Effective Date”),

BETWEEN:

SAGE STONE (CANADA) INC. (the “Consultant”), a company organized and existing under the laws of the Province of Alberta, Canada

AND:

RAINMAKER WORLDWIDE INC. (the “Company”), a company organized and existing under the laws of the State of Nevada, with its head office located at: 271 Brock Street Peterborough, Ontario K9H 2P8 Canada

1. CONSULTATION SERVICES

The Company hereby engages the Consultant to provide advisory and consulting services to the Company as mutually agreed from time to time.

2. TERM OF AGREEMENT

This Agreement shall commence on January 1, 2026 and shall continue for a fixed term of three (3) years, expiring on December 31, 2028, unless earlier terminated in accordance with this Agreement (the “Term”).

3. COMPENSATION

3.1 Monthly Fee

The Company shall pay the Consultant a fee of US$4,000 per month, payable upon receipt of a monthly invoice submitted by the Consultant. Payment shall be made within five (5) days of invoice receipt.

3.2 Fee and Commission Structure

The Consultant may be entitled to sales commissions and success-based fees in connection with transactions or introductions made by the Consultant, as further agreed between the parties.

4. TERMINATION

Either party may terminate this Agreement upon thirty (30) days’ written notice to the other party.

4.1 Termination Compensation

If the Company terminates this Agreement during the Term, other than for cause, the Consultant shall be entitled to receive two (2) years of consulting fees at the then-current monthly rate, plus any earned and due stock compensation, if applicable.

No Termination of this Agreement by the Company shall in any way affect the right of Consultant to receive, as a result of its services rendered, transactions consummated and introductions made its compensation including fees, securities or Warrants on any Transaction/s which result in the Company receiving financing, revenue or other benefits hereunder.

5. INDEPENDENT CONTRACTOR

The Consultant is an independent contractor and not an employee, agent, or partner of the Company. The Consultant shall be solely responsible for all taxes, withholdings, and statutory obligations arising from compensation paid under this Agreement.

6. GOVERNING LAW

This Agreement shall be governed by and construed in accordance with the laws of the State of Nevada, without regard to conflict-of-law principles.

7. ENTIRE AGREEMENT

This Agreement constitutes the entire agreement between the parties and supersedes all prior agreements, written or oral, relating to the subject matter herein.

IN WITNESS WHEREOF

The parties have executed this Agreement as of the Effective Date first written above.

RAINMAKER WORLDWIDE INC.

By:
Name:	Michael O’Connor
Title:	Chief Executive Officer
Date:	January 1, 2026

SAGE STONE (CANADA) INC.

By:
Name:	James Ross
Title:	Partner
Date:	January 1, 2026